Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178480

Prospectus

6,084,211 Shares

Common Stock

This prospectus relates to the offer and sale by us of 6,084,211 shares of our common stock, par value $0.001 per share, that are issuable upon the exercise of warrants, of which (i) warrants to purchase 2,400,000 shares of our common stock at an exercise price of $2.90 per share were originally issued by us on August 25, 2009 pursuant to a prospectus dated December 17, 2008, and a related prospectus supplement dated August 19, 2009, and (ii) warrants to purchase 3,684,211 shares of our common stock at an exercise price of $3.20 per share were originally issued by us on November 15, 2010, pursuant to a prospectus dated December 17, 2008, and a related prospectus supplement dated November 10, 2010. We will receive the proceeds from any cash exercises of the warrants. Each warrant is exercisable at any time until its expiration date, which date is five years from the date of issuance of the warrant. If all of the warrants are exercised, we will receive aggregate proceeds of $18,749,476.

Our common stock is listed on The NASDAQ Global Market under the symbol “CERS.” On December 12, 2011, the last reported sale price of our common stock on The NASDAQ Global Market was $3.08 per share.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the specific terms of the securities we are offering and also adds to, and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus and the information referred to under the heading “Risk Factors” in this prospectus on page 4 and in the documents incorporated by reference into this prospectus.

Cerus Corporation Overview

We are a biomedical products company focused on commercializing the INTERCEPT Blood System, or INTERCEPT system, to enhance blood safety. The INTERCEPT system is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion.

We have worldwide commercialization rights for the INTERCEPT Blood System for platelets, plasma and red blood cells and we currently market and sell the INTERCEPT system for both platelets and plasma in a number of countries in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world using our direct sales force or through distributors. The INTERCEPT platelet and plasma systems have both received CE mark approval. We continue to prioritize commercialization of the INTERCEPT Blood System for platelets and plasma in these countries and regions. Subject to the availability of adequate funding from partners, government grants and/or capital markets, we intend to complete development activities for the red blood cell system necessary for regulatory approval in Europe and we may seek regulatory approval of our products in the United States.

We recognize relatively modest product revenues from the sale of our platelet and plasma systems. We expect to continue to generate substantial losses, at least until our platelet and plasma systems gain widespread commercial acceptance. Our ability to achieve a profitable level of operations in the future will depend on our ability to successfully commercialize and achieve market acceptance of our blood safety products. We may never achieve a profitable level of operations.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained in the documents that are incorporated by reference into this prospectus. These risks include the following, among others:

•	The INTERCEPT Blood System may not achieve broad market acceptance.

•

Our products, blood products treated with the INTERCEPT Blood System and we are subject to extensive regulation by domestic and foreign authorities. If our preclinical and clinical data are not considered sufficient by a country’s regulatory authorities to grant marketing approval, we will be unable to commercialize our products and generate revenue in that country. Our red blood cell system requires extensive additional testing and development.

•

We have limited experience operating a global commercial organization. We rely on third parties to market, sell, distribute and maintain our products and to maintain customer relationships in certain countries.

•	Our product design and manufacturing supply chain is highly technical and exposes us to significant risks.

•	The INTERCEPT platelet system is not compatible with some commercial platelet collection methods.

•

We have used prototype components in our preclinical studies and clinical trials of the INTERCEPT red blood cell system and have not completed the components’ commercial design. We will be required to identify and enter into agreements with third parties to manufacture the red blood cell system.

•	If our competitors develop superior products to ours or market their products more effectively than we market our products, our commercial opportunities could be reduced or eliminated.

•

We may be liable and we may need to withdraw our products from the market if our products harm people. We may be liable if an accident occurs in our controlled use of hazardous materials. Our insurance coverage may be inadequate to offset losses we may incur.

•

If we fail to obtain the capital necessary to fund our future operations or if we are unable to generate positive cash flows from our operations, we will need to curtail planned development or sales and commercialization activities.

•	We have only a limited operating history, and we expect to continue to generate losses.

•

Virtually all of our research and development activities and the significant majority of our general and administrative activities are performed in or managed from a single site that may be subject to lengthy business interruption in the event of a severe earthquake. We also may suffer loss of computerized information and may be unable to make timely filings with regulatory agencies in the event of catastrophic failure of our data storage and backup systems.

•	We may not be able to protect our intellectual property or operate our business without infringing the intellectual property rights of others.

•	As our international operations grow, we may be subject to adverse fluctuations in exchange rates between the United States dollar and foreign currencies. Consequently, we may suffer losses.

Company Information

We were incorporated in California in 1991 and reincorporated in Delaware in 1996. Our corporate address is 2550 Stanwell Drive, Concord, California 94520, and our telephone number is (925) 288-6000. Our website address is www.cerus.com . Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

Unless the context indicates otherwise, as used in this prospectus, the terms “Cerus,” “Cerus Corporation,” “we,” “us” and “our” refer to Cerus Corporation, a Delaware corporation, and its wholly-owned subsidiary, Cerus Europe B.V. Cerus, INTERCEPT and INTERCEPT Blood System are U.S. registered trademarks of Cerus Corporation. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering

This offering involves the offer and sale by us of 6,084,211 shares of our common stock issuable upon the exercise of warrants, consisting of: (1) warrants to purchase 2,400,000 shares of our common stock at an exercise price of $2.90 per share originally issued by us on August 25, 2009; and (2) warrants to purchase 3,684,211 shares of our common stock at an exercise price of $3.20 per share were originally issued by us on November 15, 2010. Each warrant is exercisable at any time until its expiration date, which date is five years from the date of issuance of the warrant. Upon exercise of the warrants for cash, the holders of the warrants would pay us the exercise price per share of common stock, or an aggregate of approximately $18.75 million if the warrants are exercised in full for cash.

Use of Proceeds

We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses, selling, general and administrative expenses and manufacturing expenses. See “Use of Proceeds” on page 5 of this prospectus.

Risk Factors

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “CERS.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and discussed under the section entitled “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which are incorporated by reference into this prospectus in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Additional Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that all 6,084,211 shares of our common stock are sold in this offering upon the exercise of the warrants for cash, you will experience immediate dilution of $2.31 per share if you exercise a warrant with an exercise price of $2.90 per share, or immediate dilution of $2.61 per share if you exercise a warrant with an exercise price of $3.20 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2011 after giving effect to this offering. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our ability to commercialize and achieve market acceptance of the INTERCEPT Blood Systems;

•

the successful completion of our research, development and clinical programs and our ability to manage cost increases associated with pre-clinical and clinical development for the INTERCEPT Blood Systems;

•	our ability to obtain and maintain regulatory approvals of the INTERCEPT Blood Systems;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our estimates regarding the sufficiency of our cash resources and our need for additional funding.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the headings “Risk Factors” on page 4 of this prospectus and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which is incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses, selling, general and administrative expenses and manufacturing expenses.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of September 30, 2011 was approximately $13.1 million, or $0.27 per share.

After giving effect to the sale of 2,400,000 shares of our common stock to new investors exercising warrants for cash at $2.90 per share, and the sale of 3,684,211 shares of our common stock to new investors exercising warrants for cash at $3.20 per share, our net tangible book value as of September 30, 2011 would have been $31.8 million, or $0.59 per share of common stock. This represents an immediate increase in the net tangible book value of $0.32 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.31 per share to new investors exercising warrants for cash at $2.90 per share, and an immediate dilution in net tangible book value of $2.61 per share to new investors exercising warrants for cash at $3.20 per share.

The following tables assume for illustrative purposes that all warrants in this offering are exercised for cash at their respective exercise prices, i.e. warrants to purchase 2,400,000 shares of our common stock are exercised at $2.90 per share, and warrants to purchase 3,684,211 shares of our common stock are exercised at $3.20 per share. Investors exercising warrants with an exercise price of $2.90 per share will suffer $0.30 less dilution than investors exercising warrants with an exercise price of $3.20 per share due to the $0.30 difference in the warrant exercise price. The following tables illustrate these per share dilutions:

Dilution per share for investors exercising warrants for cash at $2.90 per share:

Public offering price per share		$2.90
Net tangible book value per share as of September 30, 2011	$0.27
Increase in net tangible book value per share attributable to this offering	$0.32

As adjusted net tangible book value per share as of September 30, 2011, after giving effect to this offering		$0.59

Dilution per share to new investors purchasing shares in this offering		$2.31

Dilution per share for investors exercising warrants for cash at $3.20 per share:

Public offering price per share		$3.20
Net tangible book value per share as of September 30, 2011	$0.27
Increase in net tangible book value per share attributable to this offering	$0.32

As adjusted net tangible book value per share as of September 30, 2011, after giving effect to this offering		$0.59

Dilution per share to new investors purchasing shares in this offering		$2.61

The tables above assume for illustrative purposes that all 6,084,211 shares of common stock are sold in this offering upon the exercise of the warrants for cash.

The above discussion and table are based on 47,744,285 shares of our common stock issued and outstanding as of September 30, 2011 and excludes the following, all as of September 30, 2011:

•	7,175,426 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.90 per share;

•	332,700 shares of common stock issuable upon conversion of 3,327 shares of outstanding Series B Preferred Stock;

•	56,389 shares of common stock issuable upon the vesting of outstanding restricted stock units;

•	up to an aggregate of 10,247,358 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan and 1996 Employee Stock Purchase Plan; and

•	up to $20,000,000 of common stock remaining available to be sold as of September 30, 2011 pursuant to an at-the-market issuance sales agreement, or the sales agreement, with MLV & Co. LLC, or MLV.

To the extent that options outstanding as of September 30, 2011 have been or are exercised, or other shares are issued, including pursuant to our sales agreement with MLV, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise capital in addition to the amounts remaining available to be sold under our sales agreement with MLV due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 112,500,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2011, 47,744,285 shares of common stock were outstanding. As of the date of this prospectus, our board of directors has also designated 5,000 of the 5,000,000 authorized shares of preferred stock as Series A Preferred Stock, 3,327 of the 5,000,000 authorized shares of preferred stock as Series B Preferred Stock, and 250,000 of the 5,000,000 authorized shares of preferred stock as Series C Junior Participating Preferred Stock. As of the date of this prospectus, no shares of our Series A Preferred Stock are outstanding, 3,327 shares of our Series B Preferred Stock are outstanding, and no shares of our Series C Junior Participating Preferred Stock are outstanding. The following summary describes the material terms of our capital stock and stockholder rights plan. The description of our capital stock and stockholder rights plan is qualified by reference to our amended and restated certificate of incorporation, as amended, our bylaws, as amended, the certificate of designation for our Series B Preferred Stock, the certificate of designation for our Series C Junior Participating Preferred Stock, and our stockholder rights plan, as amended, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Pursuant to our Amended and Restated Certificate of Incorporation, or the Restated Certificate, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Series A Preferred Stock. All 5,000 shares of our Series A Preferred Stock were previously issued and outstanding and were subsequently converted to shares of common stock in July 2002. Pursuant to the terms of the Series A Preferred Stock, these shares may not be reissued.

Series B Preferred Stock. There are currently 3,327 shares of Series B Preferred Stock outstanding. The holders of Series B Preferred Stock have no voting rights, except as required under the General Corporation Law of Delaware, and except as follows: (i) without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, we may not authorize or issue shares of any class or series of stock, or reclassify any class or series of stock, into shares having preference or priority over the Series B Preferred Stock as to voting, liquidation preference or conversion rights; and (ii) to determine the fair market value of any securities delivered to the holders of the Series B Preferred Stock pursuant to a transaction treated as a liquidation of Cerus, the fair market value must be mutually determined by the board of directors and the holders of not less than a majority of the outstanding Series B Preferred, voting together as a single class. Upon any liquidation, dissolution, or winding up of our company, before any payment or distribution of assets shall be made to the holders of common stock or any other class or series of stock ranking junior to the Series B Preferred Stock with respect to liquidation preference, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the company an amount per share of Series B Preferred Stock equal to $2,854.793, the original issue price.

We have the right to redeem, at the original issue price, all, but not less than all, of the Series B Preferred Stock at any time. At any time, each share of Series B Preferred Stock, at the option of the holder, may be converted at any time into that number of shares of common stock equal to the original issue price divided by 100. However, in the event that the approval of our stockholders is required by NASDAQ rules prior to the issuance of any of the shares of common stock issuable upon conversion of the Series B Preferred Stock, we must obtain such approval by the conversion date, or, if such approval is not obtained, we must redeem any shares of Series B Preferred Stock that would be convertible into shares of common stock in excess of the limitation specified under NASDAQ rules.

Neither the Series B Preferred Stock nor any right to receive redemption payments may be assigned, transferred, hypothecated or otherwise alienated by a Series B Preferred Stock holder without our prior written consent, except (i) in connection with, and to the transferee of, all or substantially all of the business and assets of such holder, or (ii) to a direct or indirect wholly owned subsidiary of Baxter International, Inc.

Series C Junior Participating Preferred Stock. The Series C Junior Participating Preferred Stock, or Series C Preferred, is reserved for issuance in connection with the rights outstanding under our Rights Agreement as described below. The Series C Preferred will not be redeemable. Each share of Series C Preferred will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series C Preferred will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series C Preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which share of common stock are exchanged, each Series C Preferred share will be entitled to receive 100 times the amount of consideration received per share of common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series C Preferred dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series C Preferred share purchasable upon exercise of each Right should approximate the value of one share of common stock. The Series C Preferred would rank junior to any other series of our preferred stock.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents. Our Restated Certificate and Amended and Restated Bylaws, or Bylaws, include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our board of directors is classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our Restated Certificate does not provide otherwise. In addition, the Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our Bylaws limit who may call special meetings of the stockholders. Our Restated Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our Restated Certificate and Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

Delaware Takeover Statute. We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•

the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Rights Agreement

We have entered into a stockholder rights agreement, dated as of November 3, 1999, and amended as of October 28, 2009, or the Rights Agreement, pursuant to which each share of our common stock outstanding has attached to it a right, or Right. The Rights trade with our common stock until the earlier to occur of (i) 10 days after a public announcement that a person (or a group of affiliated or associated persons) has acquired beneficial ownership of 15% or more of the outstanding common stock, which we refer to as an Acquiring Person, or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by an Acquiring Person of 15% or more of the outstanding common stock. The earlier of these dates is called the Distribution Date.

Following the Distribution Date, the Rights will be evidenced by separate certificates. The Rights are not exerciseable until after the Distribution Date. Each Right entitles the holder to purchase, for $30 per Right, one one-hundredth of a share of Series C Preferred, subject to adjustment. Each one one-hundredth of a share of Series C Preferred has designations and powers, preferences and rights, and the qualifications, limitations and restrictions designed to make it the economic equivalent of a share of common stock. The expiration date of the Rights is October 27, 2019.

In the event that any person (or a group of affiliated or associated persons) becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right. This right will commence on the date 10 days following public announcement that a person has become an Acquiring Person (or the effective date of a registration statement relating to distribution of the rights, if later) and terminate 60 days later (subject to adjustment in the event exercise of the rights is enjoined). At the time the rights flip in, they no longer represent the right to purchase shares of Series C Preferred.

In the event that Cerus is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time prior to the earliest of (i) the close of business on the day of the first public announcement that a person has become an Acquiring Person, or (ii) October 27, 2019, the board of directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right, or the Redemption Price. In general, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after the acquisition by a person (or a group of affiliated or associated persons) of beneficial ownership of 15% or more of the outstanding shares of common stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or, under circumstances set forth in the Rights Agreement, cash, property or other securities of Cerus, including fractions of a Series C Preferred (or of a share of a class or series of Cerus’s preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions), per Right (with value equal to such shares of common stock).

The terms of the Rights may be amended by the board of directors without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination approved by our board of directors since the Rights may be amended to permit such acquisition or redeemed by us at $.001 per Right prior to the earliest of (a) the time that a person or group has acquired beneficial ownership of 15% or more of the common stock or (b) the final expiration date of the rights, October 27, 2019.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing on The NASDAQ Global Market

Our common stock is listed on The NASDAQ Global Market under the symbol “CERS.”

PLAN OF DISTRIBUTION

The common stock referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the warrants described herein. For the holders of warrants to exercise the warrants, the shares issuable upon exercise must either be registered under the Securities Act of 1933, as amended, or exempt from registration. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock.

LEGAL MATTERS

Cooley LLP, Palo Alto, California, has passed upon the validity of the common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-21937):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which was filed on May 6, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which was filed on August 8, 2011, as amended by our Quarterly Report on Form 10-Q/A, Amendment No. 1, for the quarter ended June 30, 2011, which was filed on August 30, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which was filed on November 3, 2011;

•	our Current Reports on Form 8-K which were filed on January 21, 2011, March 2, 2011, March 3, 2011 (reporting under Items 1.01 and 2.03), April 20, 2011 (as amended on May 18, 2011) and May 18, 2011, June 6, 2011, June 8, 2011, June 29, 2011, September 8, 2011, October 5, 2011, and November 10, 2011;

•	the information specifically incorporated by reference into our 2010 Annual Report on Form 10-K referred to above from our definitive proxy statement relating to our 2011 annual meeting of stockholders, which was filed on April 22, 2011;

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on January 8, 1997, including all amendments and reports filed for the purpose of updating such description; and

•	the description of our preferred share purchase rights in our registration statement on Form 8-A filed with the SEC on October 30, 2009, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Cerus Corporation

2550 Stanwell Drive

Concord, CA. 94520

(925) 288-6000

Attention: Investor Relations